EXHIBIT 10.10

AMENDED AND RESTATED

3M EXECUTIVE LIFE INSURANCE PLAN

1.	Purpose of the Plan

The purpose of the 3M Executive Life Insurance Plan is to provide those executive employees who participate in the Plan with Company-funded insurance coverage during employment and with the opportunity to continue their insurance coverage after retirement (at the individual’s expense) through 3M’s obtaining one or more life insurance policies on their behalf. The Plan is designed to work together with 3M’s Basic Life Insurance Plan and the additional coverage offered by the 3M Employees’ Benefits Trust Association to afford participating executive employees the opportunity to obtain comprehensive death benefit protection for their families and beneficiaries.

The actual amount of death benefit a Participant’s Beneficiary may receive from the policies purchased pursuant to this Plan will vary by such factors as the Insurance Carrier’s policy dividend crediting rate, time of retirement, and the manner in which the Participant elects to maintain the policy or policies after retirement, as well as other factors.

This document reflects the provisions of the Plan as amended through August 11, 2003. The initial effective date of this Plan was October 1, 1993.

2.	Definitions

2.1	“Agreement” means the written instrument between an Employee and the Company, wherein the Employee and the Company clarify the terms and conditions under which Employee will participate in the Plan..

2.2	“Annual Premium’ means the amount of consideration determined by the Insurance Carrier and agreed upon by the Company for an Insurance Policy issued under the Plan.

2.3

 “Assignment” means the written document filed with the Plan Administrator and the Insurance Carrier whereby a Participant assigns ownership of an Insurance Policy to another person, entity or trust, subject to the Company’s rights as described in the respective Agreement (if applicable) and the assignment included in such Agreement.

2.4	“Beneficiary” means the person(s) entitled to receive the Participant Death Benefit under an Insurance Policy following the death of the Participant.

2.5	“Company” means 3M Company, a Delaware corporation (also referred to herein as “3M,”), its subsidiaries and affiliates, and its successors or assigns.

2.6

 “Compensation” means the sum total of the Participant’s annual base salary and planned profit sharing earnings for a Participant who is a current Employee. For a Participant who has retired from the Company but remains a Participant under the Plan, Compensation means the Participant’s approximate annual base salary and planned profit sharing earnings in effect immediately prior to the time of retirement.

2.7

 “Corporate Capital Interest” means the Insurance Policy’s cumulative Annual Premiums paid by the Company in respect of a Policy with respect to which the Participant has entered into a split dollar insurance agreement with the Company, as set forth in Section 6.2. The Corporate Capital Interest shall be reduced by policy loans, if any (including any unpaid interest thereon), taken by the Company. The actual amount of the Corporate Capital Interest shall be determined by the Company, and such determination shall be binding upon the Insurance Carrier and any person having an ownership or beneficial interest in the Insurance Policy.

2.8	“Employee” means any person employed by the Company as a member of its Executive Conference and who receives Compensation for personal services rendered to the Company.

2.9	"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

2.10	"Insurance Age" means the age of the insured according to the Insurance Policy.

2.11	“Insurance Carrier” means the life insurance company or companies selected by the Company to issue policies under or pursuant to the Plan.

2.12

 “Insurance Policy” means the life insurance policy, together with additional policy benefits and riders, if any, issued by the Insurance Carrier pursuant to the Plan. Except to the extent such defined terms are inconsistent with defined terms under the Plan, insurance terms used herein shall have the same meaning as in the Insurance Policy.

2.13	"Participant" means an Employee who has met and continues to meet all the applicable eligibility requirements under the Plan.

2.14	“Participant Death Benefit” means any portion of the total death benefit of an Insurance Policy which is above an amount equal to the Corporate Capital Interest.

2.15	"Plan" means the 3M Executive Life Insurance Plan.

2.16

 “Plan Administrator” means the person to whom the Company has delegated the authority and responsibility for administering the Plan. Unless and until changed by the Company, the Plan Administrator of the Plan shall be 3M’s Staff Vice President, Global Compensation and Benefits or her successor.

2.17

 “Termination of Service” means the Participant’s ceasing his or her employment with the Company for any reason, whether voluntarily or involuntarily, including by reasons of retirement, disability or death. For purposes of this Plan, a Termination of Service shall occur when a Participant no longer meets all the applicable eligibility requirements under the Plan.

3.	Administration And Interpretation Of The Plan

3.1.

Plan Administrator. Except as otherwise provided in the Plan, the Plan Administrator shall have control over the administration and interpretation of the Plan, with all the powers necessary to carry out the intent of the Plan. The Plan Administrator may adopt such rules and regulations relating to the Plan as the Plan Administrator deems necessary or advisable for the administration of the Plan. Any decisions, actions or interpretations of any provision of the Plan made by the Plan Administrator shall be made in its sole discretion, need not be uniformly applied to similarly situated individuals, and shall be final, binding and conclusive on all persons interested in the Plan. The Plan Administrator may delegate administrative responsibilities to advisors or other persons and may rely upon the information or opinions of legal counsel or experts selected to render advice with respect to the Plan.

3.2.

Insurance Carrier. The Insurance Carrier shall be responsible for all matters relating to any Insurance Policy. Not in limitation, but in amplification of the foregoing, the Insurance Carrier shall decide whether it will issue an Insurance Policy on the life of a Participant who has otherwise met all of the Plan’s eligibility requirements.

3.3.

Plan Document Shall Control. In the event of any discrepancy between any other documents, communication pieces or plan summaries prepared pursuant to this Plan, other than the Insurance Policies, the plan document shall control.

4.	Eligibility and Participation

To become and continue to remain a Participant in the Plan, an Employee must meet all of the following requirements:

a)	Be nominated to participate in the Plan by the Company;

b)	Make an application to the Insurance Carrier in the manner set by the Plan Administrator;

c)	Meet the insurability requirements of the Insurance Carrier and be issued an Insurance Policy; and

d)	Sign all documents presented by the Plan Administrator necessary or appropriate to carry out the intent of the Plan.

Since participation under the Plan involves the purchase of an Insurance Policy, which is subject to the Employee’s insurability, the Company does not guarantee that each Employee nominated for participation will be able to participate in the Plan.

5.	Death Benefits

5.1

 Amount of Benefits/Coverage. All of the benefits provided under this Plan shall be provided exclusively through the Insurance Policies purchased upon the lives of the Participants. While a Participant is employed by the Company, the Insurance Policy or Policies purchased upon the life of such Participant will be designed to provide a Participant Death Benefit equal to approximately three (3) times the Participant’s Compensation (or in the case of those Participants who are senior executives of the Company, approximately four (4) times the Participant’s Compensation less the amount of additional life insurance coverage available through the optional life insurance benefit plans offered by the 3M Employees’ Benefits Trust Association, if such formula would produce a larger amount) less the amount of such Participant’s coverage under the 3M Basic Life Insurance Plan; provided, however, that for a Participant who is not covered by the 3M Basic Life Insurance Plan, their Insurance Policy or Policies shall be designed to provide a Participant Death Benefit equal to approximately two (2) times the Participant’s Compensation. Following retirement from employment with the Company, the Insurance Policy or Policies purchased upon the life of each Participant whose participation in this Plan began prior to September 1, 2003 will be designed to provide a Participant Death Benefit equal to approximately one and one-half (1.5) times the Participant’s Compensation. Notwithstanding the foregoing, the amount of a Participant’s coverage under this Plan shall be frozen and shall not thereafter increase in the event such Participant makes a withdrawal from one or more of the Insurance Policies purchased upon his or her life pursuant to this Plan.

5.2

 Offset against Death Benefit. If the Company has participated in the purchase of a single premium life insurance policy for which the death benefits are payable to the Participant’s Beneficiary, the amount of available death proceeds under such policy will be used as an offset when determining the policy amount under Section 5.1.

5.3

 Payment of Death Benefit. Subject to the Company’s right to first recover its Corporate Capital Interest with respect to such Policy or Policies (if applicable), the death benefit payable under the Plan following the death of a Participant is the Participant Death Benefit payable under the Participant’s Insurance Policy or Policies. This Participant Death Benefit shall be determined and paid by the Insurance Carrier from the proceeds of the Insurance Policy or Policies upon submission of acceptable proof of death and a claim for benefits. The Participant Death Benefit payable to a Participant’s Beneficiary shall be in accordance with the terms of the Insurance Policy or Policies and the provisions of this Plan.

5.4

 No Guarantee of Death Benefit. In the event that the death proceeds payable under a Participant’s Insurance Policy or Policies exceeds the sum of the Company’s Corporate Capital Interest (if any) and the targeted Participant’s Death Benefit under Section 5.1, the excess death proceeds shall be paid to the Participant’s Beneficiary. In the event that the death proceeds payable under a Participant’s Insurance Policy or Policies are not sufficient to provide the targeted Participant’s Death Benefit under Section 5.1, the Company shall not be obligated to make up or compensate the Participant’s Beneficiary for any deficiency.

5.5

 Beneficiary Designation. The Participant Death Benefit is payable to the Beneficiary or Beneficiaries designated by the owner of the Insurance Policy. If no such Beneficiary is designated, the Beneficiary shall be the person or persons entitled to the death benefit under the terms of the Insurance Policy or applicable state law, whichever governs.

5.6

 Ownership of Insurance Policies;Assignment. Each Insurance Policy purchased under this Plan shall be initially owned by the Participant whose life is insured thereby. To secure the repayment of the Company’s Corporate Capital Interest (if applicable), each Participant who has entered into a split dollar insurance agreement with the Company shall assign such Policy to 3M as part of such Agreement. Subject to the Company’s rights pursuant to such assignment, each Participant shall have the right to assign any or all of his or her interest in the Insurance Policy and the accompanying Agreement (if applicable) to any person, entity, or trust, by signing and delivering to the Plan Administrator and the Insurance Carrier a written Assignment in a form mutually acceptable to the Plan Administrator and the Insurance Carrier.

5.7

 Protective Provisions. If a Participant dies by suicide or if it is determined a material misstatement was made in the Insurance Policy Application, the applicable protective provisions of the Insurance Policy will apply.

6.	Contributions and Funding

6.1	Responsibility of the Participant.

    (a)        With Split Dollar — Each Participant who has entered into a split dollar insurance agreement with the Company shall be responsible for contributing the value of the “economic benefit” received as a result of his/her participation in the Plan. The value of the “economic benefit” received under an Insurance Policy issued pursuant to this Plan will be based on the lower of the Internal Revenue Service’s Table 2001 rates or the Insurance Carrier’s published premium rates available to all standard risks for initial issue one-year term insurance in compliance with Revenue Rulings 66-110 and 67-154 issued by the Internal Revenue Service. The Company will reimburse the Participant for this contribution, but not for the amount of any income tax incurred by the Participant as a result of his or her participation in the Plan. The Participant shall be responsible for all income taxes incurred as a result of his or her participation in the Plan.

    (b)        Without Split Dollar – Each other Participant shall be responsible only for paying the income taxes incurred by such Participant as a result of his or her participation in the Plan. No portion of the premiums payable on such Participant’s Insurance Policy or Policies shall be payable by the Participant while the Company is obligated to pay such premiums as described in Section 6.2 below.

6.2

 Responsibility of Company. The Company shall be responsible for the payment of all Annual Premiums payable with respect to each Participant’s Insurance Policy or Policies (a) for those Participants who have entered into split dollar insurance agreements with the Company, while the respective Agreement remains in effect, (b) for all other Participants whose participation in this Plan began prior to September 1, 2003, during their employment and for as long as necessary during their retirement, and (c) for Participants whose participation in this Plan began on or after September 1, 2003, only during their employment. The Company shall, at its option, have the authority to borrow against any Insurance Policy up to an amount not to exceed the Corporate Capital Interest. However, the Company shall pay to the Insurance Carrier no fewer than four Annual Premiums during the first seven policy years of each Insurance Policy, and during this period the Company shall not borrow an amount greater than the sum of three years’ payments described in this Section. All interest payments due as a result of such borrowing shall be the responsibility of the Company. The Company reserves the right to limit or adjust the amount of the premiums it will pay for a Participant’s Insurance Policy or Policies purchased under this Plan in the event such Participant makes a withdrawal from one or more of such Insurance Policies.

6.3

 Termination of Agreement. Notwithstanding any other provision in this Plan, the Agreement (if any) between the Company and each Participant shall be terminated upon the occurrence of the first of the following events:

a)

The Insurance Policy’s anniversary date on which the Participant attains Insurance Age 65, except in certain circumstances where the Company in its sole discretion deems it appropriate to extend the duration of funding in order to sustain the prescribed death benefit. In no event may the Agreement between the Company and a Participant be terminated as a result of the occurrence of an event described in this Section 6.3(a) prior to the 15th anniversary of the issue date of the Insurance Policy.

b)	The death of the Participant.

c)	The Termination of Service of a Participant for any reason other than the Participant’s death prior to the Insurance Policy’s anniversary date on which the Participant attains Insurance Age 65.

In the event of a termination described in (a) above, the Company will be entitled to recover from the Insurance Policy its Corporate Capital Interest. Upon the Company’s recovery of such Corporate Capital Interest, the Participant or his or her assignee will be responsible for all future premiums and the Company shall have no involvement whatsoever, direct or indirect, in such Insurance Policy. The actual death benefit provided by such Insurance Policy after such time may be greater than or less than the targeted death benefits described in Section 5.1. In the event the Insurance Policy does not provide the targeted Participant Death Benefit, the Company shall not be obligated to make up or compensate the Participant’s Beneficiary for any deficiency.

In the event of a termination described in (b) above, the Company will be entitled to recover from the death proceeds its Corporate Capital Interest and the balance of the death proceeds will be paid to the Beneficiary under the Insurance Policy. The actual death benefit provided by the Insurance Policy may be greater than or less than the targeted death benefits described in Section 5.1. In the event the Insurance Policy does not provide the targeted Participant Death Benefit, the Company shall not be obligated to make up or compensate the Participant’s Beneficiary for any deficiency.

In the event of a termination described in (c) above, the Participant may maintain the Insurance Policy by paying the Corporate Capital Interest to the Company in accordance with the terms of the Agreement. Thereafter, the Company shall have no involvement whatsoever, direct or indirect, in the Insurance Policy. In the event the Participant decides not to maintain the Insurance Policy, he/she shall execute any and all instruments that may be required to transfer ownership of the Insurance Policy to the Company. The Company shall have the right to maintain the Insurance Policy or dispose of the Insurance Policy as it sees fit. The provisions of Section 6.3(c) shall be subject to any applicable severance agreement between the Company and the Participant.

7.	Amendment and Termination of The Plan

7.1

 Amendment. The Company may amend the Plan at any time; provided, however, that no amendment shall adversely affect the rights of any Participant or Beneficiary acquired under the terms of the Plan as in effect prior to the amendment without the prior written consent of the Participant or Beneficiary.

7.2

 Termination. The Company reserves the sole right to terminate the Plan at any time. In the event of the termination of the Plan, each Participant shall be entitled to retain the Insurance Policy or Policies insuring him or her, reduced by the Corporate Capital Interest (if any) as of the date of the termination of the Plan. Thereafter, the Participant will be responsible for all future premiums and the Company shall have no involvement whatsoever, direct or indirect, in such Insurance Policy or Policies.

8.	Claim Procedure

All death benefits provided under the Plan are to be paid from the Insurance Policies. The Company has adopted the claim procedure established by the Insurance Carrier as the claim procedure for the Plan. The Beneficiary of the proceeds of an Insurance Policy must file a claim for benefits with the Insurance Carrier in whatever form the Insurance Carrier may reasonably require. If the Insurance Carrier denies the claim, the Beneficiary who wants to have that denial reviewed will have to follow the Insurance Carrier’s claims review procedure. The Company shall have no liability in the event an Insurance Carrier denies a Beneficiary’s claim for benefits.

9.	Miscellaneous

9.1

Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Company and any Participant, and the Participants (or their Beneficiaries) shall have no rights against the Company except as may otherwise be specifically provided herein. Moreover, nothing in this Plan shall be deemed to give any Participant the right to be retained as an Employee of the Company or to interfere with the right of the Company to discipline or discharge such Participant at any time for any reason whatsoever.

9.2

Taxes. The Company shall deduct from each Participant’s Compensation all applicable Federal or State taxes that may be required by law to be withheld resulting from the Company’s funding of the Insurance Policy under the Plan.

9.3	Governing Law. Except where preempted by ERISA, the Plan shall be construed and administered according to the laws of the State of Minnesota.

9.4

Form of Communication. Any election, application, claim, notice, or other communication required or permitted to be made by a Participant to the Plan Administrator and/or the Insurance Carrier shall be made in writing and in such form as the Plan Administrator and/or the Insurance Carrier shall prescribe.

9.5	Agent for Service of Process. The Plan Administrator is designated as the agent to receive service of legal process on behalf of the Plan.

9.6	Rules of Construction. When appropriate, the singular as used in this Plan shall include the plural, and vice-versa, and the masculine shall include the feminine, and vice-versa.